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                                                                    Exhibit 10.8

          THE RAM REINSURANCE COMPANY LTD. SUPPLEMENTAL RETIREMENT PLAN

ARTICLE I Introduction: This Plan has been established to provide deferred Compensation and retirement benefits to key Employees of the Company.

ARTICLE II Definitions: As used in the Plan the following terms shall be defined by the meanings set forth below.

          "ACCOUNT" means an individual bookkeeping account established for each Participant to record the contributions made thereto under the Plan and the investment gains and losses thereof.

          "BENEFICIARY" means the person(s) designated by the Participant in writing on the form provided to the Committee to receive any survivor benefit payable under the Plan. In the absence of an effective designation, or if no named beneficiary shall survive the Participant, the beneficiary shall be the Participant's Spouse, if surviving, or if there is no surviving Spouse, the Participant's issue, per stirpes, or if there are no surviving issue, the Participant's estate,

          "BOARD" means the Board of Directors of the Company.

          "COMMITTEE" means the Compensation Committee of the Board, the powers of which may from time to time be delegated to the Chief Executive Officer, the Chief Underwriting Officer or Chief Financial Officer of the Company.

          "COMPANY" means RAM Reinsurance Company Ltd..

          "COMPENSATION" means the sum of the Company paid (i) base salary earned (exclusive of any amounts identified as cost of living allowances) by the

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Participant during the calendar year, (ii) any guaranteed bonuses accrued by
Participants during the calendar year and, (iii) any non-guaranteed bonuses paid to Participants during the calendar year.

          "DISABILITY" means (i) total disability as defined in the long-term disability benefit plan of the Company, as in effect from time to time or (ii) if there is no such plan at the applicable time, physical and or mental incapacity as determined solely by the Committee.

          "EFFECTIVE DATE" means July 1, 2000, or the date of commencement of employment with the Company by the Participant if that commencement date is subsequent to July 1, 2000.

          "EMPLOYEE" means an employee of the Company.

          "EMPLOYER" means the Company and any corporation or other entity (or any division or unit thereof) (collectively or individually, as the context may indicate) which is designated, by appropriate action of the Board, as a participating Employer under the Plan and which adopts the Plan by appropriate action of its board of directors or other governing body, as applicable. As to any Participant, at any time of reference, "Employer" means his employer.

          "PARTICIPANT" means an Employee designated by the Committee as a Participant in the Plan. An individual will be deemed to be a Participant for as long as he has an Account.

          "PLAN" means this RAM Reinsurance Company Ltd. Supplemental Retirement Plan.

          "PLAN YEAR" means the fiscal year of the Company.

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          "RETIREMENT" means retirement from employment as an Employee at or after the age of 65 or, with the consent of the Committee prior to age 65 but at or after age 55.

          "SEVERE FINANCIAL HARDSHIP" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe hardship thereto if early withdrawal of funds allocated to his Account were not permitted.

          "SPECIAL PENSION CONTRIBUTION" means a one-time contribution by the Company under the Plan to each Participant's Account in recognition of each Participant's employment with the Company through June 30, 2000. The amount of this Special Pension Contribution will be outlined in a letter to each Participant from the President and Chief Executive Officer of the Company prior to July 28, 2000. The Special Pension Contribution for each Participant will be equal to 10% of the Participant's aggregate Compensation for the period from the commencement of the Participant's employment with the Company through June 30, 2000, increased by interest earned at 10% per year for the period from commencement of each Participant's employment with the Company through July 31, 2000.

          "SPOUSE" means the person to whom the Participant was legally married on the date of the Participant's death.

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ARTICLE III Participation:

     3.1 Eligibility: Every U.S. citizen Employee who works more than 35 hours per week and earns Compensation greater than the limitation in effect for such Plan Year pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, may participate in the Plan for such Plan year.

ARTICLE IV Funding:

     4.1 Status of Participants: The rights of a Participant or Beneficiary to benefits under this Plan shall be solely those of an unsecured creditor of the Participant's Employer.

     4.2 Employee Contributions: Subject to the approval of the Committee and the requirements of applicable law, a Participant may elect to defer some or all of his Compensation. Deferrals shall be made by means of payroll deduction and the amounts so deducted shall be credited to the Participant's Account(s).

     4.3 Employer Contributions: For each Plan Year commencing on or after the Effective Date, the Employer will contribute to the Account of each Participant employed thereby during the Plan Year an amount equal to 10% of the Compensation of such Participant, less any other Employer contributions made into any other retirement plan of the Company for such Plan Year on behalf of such Participant. These contributions shall be

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          deposited to each Participant's Account on a monthly basis in arrears with the first such payment being made on July 31, 2000. In addition, for each Participant who was employed by the Company prior to July 1, 2000, each such Participant's Account will be credited with a one-time Special Pension Contribution on or before July 31, 2000.

ARTICLE V Accounts:

     5.1 Investing: A Participant may elect to have his Account invested among the investment options offered under the Plan from time to time. The balance to the credit of each Account will increase or decrease depending on the investment results so obtained. The investment elections made by a Participant shall be in accordance with the procedures and limitations of the Plan.

ARCTICLE VI Vesting:

     6.1 Employer Contribution Percentages: A Participant will become fully vested in the portion of his Account attributable to the contributions made by his Employer hereunder and the investment earnings or losses thereon after 12 months from the date of his commencement of employment with his Employer. Should an Employee's employment with his Employer be terminated for any reason other than death or Disability prior to completion

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          of the aforementioned 12-month service requirement, such Employee will not be entitled to any benefit under this Plan.

     6.2 Employee Contribution Percentages: A Participant is always 100% vested in the portion of his Account attributable to his own contributions and the investment earnings or losses thereon.

ARTICLE VII Distributions:

     7.1 The Participant's Account shall be distributed in accordance with his or her election as set forth in the Participant's enrollment form and/or Deferral Agreement. In no event shall the amount distributed exceed the amount of the Account balance as of the date of distribution.

     7.2 Death/Disability: Upon the occurrence of a Participant's death or Disability, his entire Account shall become 100% vested and the balance to the credit thereof will be paid to the Participant or his Beneficiary(s), as applicable, in a single sum payment as soon as reasonably practicable thereafter.

     7.3 Hardship: In the event that a Participant suffers a severe financial hardship, at the sole discretion of the Committee, all or a portion of the vested Account balance thereof may be paid to the Participant to the extent necessary to alleviate such hardship.

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ARTICLE VIII Administration:

     8.1 Committee: The Plan will be administered by the Committee. The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, and any other related documents, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make determinations necessary or advisable in administering the Plan, (v) to make all decisions regarding financial hardship withdrawals under Section 7.2, and (vi) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     8.2 Retention of Experts: The Committee may retain such accountants, counsel and other experts as the Committee deems necessary or desirable in connection with the administration of the Plan, the reasonable fees and expenses of which shall be paid by the Company,

     8.3 Payments: The Company will pay all reasonable expenses incurred in administering the Plan, including but not limited to, the payment of fees incurred pursuant to Section 8.2.

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ARTICLE IX Amendment and Termination:

     9.1 Amendments: The Board may at any time amend the Plan, provided that no amendment may decrease any Participant's or Beneficiary's Account balance as of the time immediately prior to the adoption of such amendment or its effective date, whichever is later, or defer or delay payments to any Participant or Beneficiary without the express written consent thereto by such Participant or Beneficiary. Written notice of any amendments will be given to each Participant.

     9.2 Termination: The Board may terminate the Plan at any time in its sole discretion provided, however, that (a) the termination of the Plan shall not result in any decrease of a Participant's or Beneficiary's Account balance as of the time immediately prior to such termination,
          (b) all of the Participants' and Beneficiaries' Accounts shall become 100% vested as of such termination and (c) all of the Participants' and Beneficiaries' Accounts shall be fully distributed to the Participants or Beneficiaries, as applicable, as soon as reasonably practicable thereafter.

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ARTICLE X Miscellaneous:

     10.1 Right to Employment: Nothing contained within this Plan guarantees a Participant employment with the Company or any Employer, nor does the Plan limit the right of the Company or any Employer to terminate a Participant's employment therewith.

     10.2 Gender and Number: In interpreting the Plan, the masculine gender will include the feminine and the singular will include the plural unless the text indicates otherwise.

     10.3 Governing Law: The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

Signed for on behalf of the Committee by:


/s/ Robert A. Meyer                     Date: 12/20/00
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Robert A. Meyer
Chairman, President & Chief Executive
Officer